Exhibit 99.1

PRESS RELASE

deltathree and D4 Holdings Close Stock Purchase Transaction

New York, NY – February 12, 2009 – deltathree, Inc. (OTCBB: DDDC.OB), a leading provider of Voice over Internet Protocol (VoIP) hosted communications solutions for resellers, end-users and service providers worldwide, and D4 Holdings, LLC today announced that D4 Holdings has purchased a controlling interest in deltathree.  D4 Holdings is a private investment fund whose ownership includes the owners of ACN, Inc., the world’s largest direct selling telecommunications company, which offers  a broad range of telecommunications services in 20 countries in North America, Europe and the Asia-Pacific region.

Mr. Effi Baruch, Chief Executive Officer and President of deltathree, stated, “The successful closing of D4 Holdings’ investment in deltathree aligns the company with a key strategic investor whose owners have extensive expertise and reach in the global telecommunications sector and provides the company with an immediate capital infusion. We see tremendous opportunities to match deltathree’s comprehensive portfolio of global VoIP offerings and solutions with the international marketing and distribution capabilities available to D4 Holdings, including ACN, Inc. On behalf of the deltathree team, I look forward to collaborating closely with the D4 Holdings team as we look to leverage together the opportunities we see for delivering high quality, next generation VoIP solutions to customers worldwide.”

Mr. Robert Stevanovski of D4 Holdings, LLC, commented, “We are delighted to welcome deltathree into our strategic portfolio, and look forward to realizing the synergies that are so immediately apparent between deltathree and our other entities.”

Pursuant to the terms of the final transaction documents, deltathree issued to D4 Holdings 39 million shares of Class A Common Stock of the company, representing approximately 54.3% of the total number of shares of common stock issued and outstanding, for an aggregate cash purchase price of $1.17 million. In addition, the company issued to D4 Holdings a warrant, exercisable for ten years, to purchase up to an additional 30 million shares of common stock. The shares of common stock and the warrant were issued pursuant to an exemption from registration under the Securities Act of 1933, as amended.

In connection with the transaction, Robert Stevanovski and Anthony Cassara were appointed to deltathree’s Board of Directors, and Mr. Stevanovski was named as Chairman of the Board.  Mr. Stevanovski is a co-founder and the Chairman of ACN, Inc. and has extensive experience as a business leader in the global telecommunications industry. Mr. Cassara is President of Cassara Management Group, Inc., a privately held business counseling practice focused on the telecommunications industry, and also serves on the Board of Directors of ACN, Inc. D4 Holdings also has the right to nominate one additional Director following the closing in addition to Messrs. Stevanovski and Cassara.

About D4 Holdings, LLC

D4 Holdings, LLC is a private investment fund whose ownership includes the owners of ACN, Inc.  ACN, Inc. is the world’s largest direct seller of telecommunications services, offering highly competitive services to consumers and small businesses in North America, Europe and the Asia Pacific region.  Founded in 1993, ACN, Inc. is a privately held company with a comprehensive telecommunications and home services product portfolio, including: Digital Phone Service with a centerpiece Video Phone, Local and Long Distance services, Internet, Wireless, Satellite TV, and Home Security. ACN, Inc. is able to offer services to its customers by marketing directly to consumers through hundreds of thousands of commission-based independent business representatives worldwide.

About deltathree

Founded in 1996, deltathree, Inc. is a provider of integrated Voice over Internet Protocol (VoIP) telephony services, products, hosted solutions and infrastructure. deltathree offers high quality Internet telephony solutions that are viable and cost-effective alternatives to traditional telephone services. Supporting tens of thousands of active users around the world, deltathree serves customers through its two primary distribution channels: the Service Provider/Reseller channel and the direct-to-consumer channel. deltathree's advanced solutions offer service providers and resellers a full spectrum of private label VoIP products and services, as well as a back-office suite of services. Utilizing advanced Session Initiation Protocol (SIP) technology, deltathree provides all the components to support a complete VoIP service deployment. deltathree's Consumer Group consists of the iConnectHere direct-to-consumer offering and joip, the  consumer brand that powers the VoIP service of Panasonic's Globarange hybrid phone.

For more information about deltathree, please visit our website at www.deltathree.com.

For more information about iConnectHere, please visit our website at www.iConnectHere.com.

For more information about joip, please visit our website at www.joip.com.

Except for historical matters contained herein, the matters discussed in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect deltathree's business and prospects and cause actual results to differ materially from these forward-looking statements. Among the factors that could cause actual results to differ are: our ability to obtain additional capital in the near term to finance operations and allow us to effect our restructuring plan; our ability to retain key personnel and employees needed to support our services and ongoing operations; our failure to retain key customers; our ability to reduce our costs and expenses and expand our revenues from multiple sources and customer bases; decreasing rates of all related telecommunications services; the public’s acceptance of VoIP telephony, and the level and rate of customer acceptance of our new products and services; the competitive environment of Internet telephony and our ability to compete effectively; fluctuations in our quarterly financial results; our ability to handle a large number of simultaneous calls; our ability to maintain and operate our computer and communications systems without interruptions or security breaches; our ability to operate in international markets; our ability to provide quality and reliable service, which is in part dependent upon the proper functioning of equipment owned and operated by third parties; the uncertainty of future governmental regulation; the need for ongoing product and service development in an environment of rapid technological change; and other risk factors contained in deltathree's periodic reports on file with the SEC and available on the Internet at http://www.sec.gov.  Except as required under the federal securities laws and the rules and regulations of the SEC, deltathree does not have any intention or obligation to update publicly any forward-looking statements after the distribution of this news release, whether as a result of new information, future events, changes in assumptions, or otherwise.

deltathree Investor Relations Contact:
Erik Knettel
Grayling
Phone: 1-646-284-9415
Email: ir@deltathree.com